Exhibit 99.1

FOR MORE INFORMATION:            Company Contact:
Jeffrey Potrzebowski
Chief Financial Officer &
Vice President of Finance
Phone: 765.497.8409
jpotrzebowski@BASinc.com

BASi Reports Fiscal 2015 Full Year and

Fourth Quarter Results

WEST LAFAYETTE, IN, December 17, 2015 -- Bioanalytical Systems, Inc. (“BASi”) (NASDAQ:BASI) today announced financial results for the full fiscal year and fourth quarter ended September 30, 2015.

Jacqueline Lemke, BASi’s President and Chief Executive Officer said, “BASi continued to make progress on several fronts throughout the year while managing our financial resources to support key programs. Although we were not able to fully replace revenue from programs coming to a close in fiscal 2014, we have intensified our business development and marketing outreach efforts to ensure potential new clients recognize the full line of service capabilities and products we offer and we will continue to pursue repeat business with our extensive, long-term client base.”

Ms. Lemke concluded, “As I have mentioned previously, this is a multi-year journey. We continue aggressively to pursue strategies for improving our financial position and achieving top line growth. There's still a lot left to do, but our efforts to date, combined with our renewed focus on the markets we serve sets the stage for accelerated progress in fiscal 2016 and beyond."

Full Year Results

For the twelve months ended September 30, 2015, revenues decreased 7.7% to $22,698,000 from $24,584,000 in fiscal 2014.

Service revenue for fiscal 2015 decreased 7.0% to $17,768,000 compared to $19,097,000 for fiscal 2014. Our Service revenue was negatively impacted by fewer bioequivalence studies in fiscal 2015 versus fiscal 2014, as well as fewer samples received and analyzed in the fourth quarter of fiscal 2015. Service revenue was also negatively impacted by the increase in method development and validation projects, which generate lower revenue but involve more dedicated resources. These declines were partially offset by an increase in our preclinical services revenue in fiscal 2015, due to an increase in the number of studies from the prior year as well as the benefit from an early termination of two projects that accelerated revenue into fiscal 2015.

Product revenue decreased 10.2% for fiscal 2015 to $4,930,000 as compared to $5,487,000 for fiscal 2014. Results in fiscal 2015 were impacted by lower sales of analytical instruments relating to Culex® as compared to the prior fiscal year.

Gross profit for fiscal 2015 decreased 5.9% to $7,489,000, or 33.0% of revenue, compared to $7,962,000, or 32.4% of revenue, for the prior fiscal year. Despite the negative impact of lower overall revenue, gross margin in fiscal 2015 improved six tenths of a point.

Operating expenses for fiscal 2015 decreased to $6,580,000 compared to $7,628,000 in fiscal 2014, which included a goodwill impairment charge of $374,000, which did not repeat in fiscal 2015. The decline in operating expenses year over year resulted primarily from a favorable $605,000 (net) mediation settlement with one of the Company’s former service providers in the third quarter of fiscal 2015. Cost reductions and roughly $350,000 in proceeds from the lease of a portion of our headquarters building also helped to lower operating expenses in fiscal 2015 compared to one year ago. These benefits were offset in part by the recognition of a reserve for potential bad debt amounting to $505,000.

Operating income for fiscal 2015 amounted to $909,000 compared to $334,000 for the same period of the prior fiscal year, which included the goodwill impairment charge mentioned above. The negative impact of lower revenue for fiscal 2015 and the provision for a potential bad debt were more than offset by the favorable $605,000 (net) mediation settlement and lease proceeds, each as described above.

Net income for fiscal 2015 amounted to $1,089,000, or $0.07 per diluted share, compared to a net loss of $(1,070,000), or $(0.13) per diluted share, for fiscal 2014, an improvement of $0.20 per diluted share.  These results were impacted by the fair value adjustment for warrant liability, which increased net income by $487,000 in fiscal 2015 and decreased net income by $918,000 in fiscal 2014.

EBITDA for fiscal 2015 amounted to $2,402,000 as compared to EBITDA for fiscal 2014 of $2,398,000.

Fourth Quarter Results

For the three months ended September 30, 2015, revenues decreased 22.5% to $4,977,000 compared to $6,420,000 in the fourth quarter of fiscal 2014.

Service revenue for the fourth quarter of fiscal 2015 decreased 21.7% to $3,839,000 compared to $4,901,000 for the same period of the prior fiscal year. Our Service revenue was negatively impacted by fewer bioequivalence studies in the fourth quarter of fiscal 2015 versus fiscal 2014 as well as fewer samples received and analyzed in the fourth quarter of fiscal 2015.

Product revenue for the fourth quarter of fiscal 2015 amounted to $1,138,000, a 25.1% decrease compared to revenue of $1,519,000 for the fourth quarter of fiscal 2014. Fiscal 2015 results were impacted by lower sales of analytical instruments relating to Culex®, as compared to the fourth quarter of fiscal 2014.

Gross profit decreased to $1,293,000, or 26.0% of revenue, in the fourth quarter of fiscal 2015 compared to $1,821,000, or 28.4% of revenue, during the comparable period last fiscal year. Lower revenue was the primary reason for the decline in gross profit margin compared to the same period in fiscal 2014.

Operating expenses for the fourth quarter of fiscal 2015 decreased to $2,088,000 compared to $2,310,000 during the fourth quarter fiscal 2014, which included a goodwill impairment charge of $374,000, which did not repeat in fiscal 2015. In the fiscal 2015 fourth quarter, proceeds from the lease of a portion of our headquarters building amounted to $159,000, but these proceeds and cost reduction initiatives were more than offset by the recognition of a reserve for potential bad debt amounting to $505,000.

Operating loss for the fourth quarter of fiscal 2015 amounted to $(795,000), compared to an operating loss of $(489,000) for the fourth quarter of fiscal 2014, which included the goodwill impairment charge mentioned above. Lower revenue and the reserve for a potential bad debt were the primary drivers for the increase in the operating loss in fiscal 2015 compared to same period last year.

Net loss was $(721,000) for the fourth quarter of fiscal 2015, or $(0.09) per diluted share, compared to a net loss of $(404,000), or $(0.05) per diluted share, for the fourth quarter of fiscal 2014.

EBITDA loss for the fourth quarter of fiscal 2015 amounted to $(439,000) compared to EBITDA for the fourth quarter of fiscal 2014 of $309,000. The decrease year over year was primarily due to lower revenue and the reserve for a potential bad debt mentioned above.

Cash Provided by Operating Activities

Cash provided by operating activities was $2,031,000 for fiscal 2015, up 20.6% from fiscal 2014. Cash provided by operating activities in fiscal 2015 included $605,000 and $350,000 from the mediation settlement and lease proceeds, respectively, each as described above. The Company had $438,000 in cash and cash equivalents at September 30, 2015.  During fiscal 2015, cash on hand and cash provided by operations funded capital expenditures for plant, machinery and equipment of approximately $1,467,000, in addition to debt service.

Earnings Conference Call

BASi has scheduled a conference call at 11:00 a.m. EST this morning to discuss its results for the quarter and full year. To participate in the call, dial 866.865.2633 at least five minutes before the start of the call. A simultaneous webcast may be accessed from the Investors tab at www.BASInc.com. The webcast will be available for replay after 2:00 p.m. EST at this same Internet address. For a telephone replay, dial 855.859.2056 after 2:00 p.m. EST.

Non-GAAP Reconciliation

The non-GAAP financial information in this release should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that these non-GAAP financial measures, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of results and to illustrate the results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world's leading drug development companies and medical research organizations. BASi focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASinc.com for more information about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in BASi’s filings with the Securities and Exchange Commission. BASi assumes no obligation to update any forward-looking statement. Actual results may vary, and could differ materially, from those anticipated, estimated, projected or expected in these forward-looking statements for a number of reasons, including, among others, the risk factors disclosed in the Company's most recent Annual Report, as filed, with the Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	(Unaudited)
	Three Months Ended September 30,		Years Ended September 30,
	2015	2014	2015	2014
Service revenue	$3,839	$4,901	$17,768	$19,097
Product revenue	1,138	1,519	4,930	5,487
Total revenue	4,977	6,420	22,698	24,584

Cost of service revenue	3,024	3,868	12,525	13,889
Cost of product revenue	660	731	2,684	2,733
Total cost of revenue	3,684	4,599	15,209	16,622

Gross profit	1,293	1,821	7,489	7,962

Operating expenses:
Selling	255	341	1,396	1,656
Research and development	226	177	715	658
General and administrative	1,607	1,418	5,074	4,940
Mediation settlement, net	-	-	(605)	-
Impairment Charge	-	374	-	374
Total operating expenses	2,088	2,310	6,580	7,628

Operating (loss) income	(795)	(489)	909	334

Interest expense	(64)	(80)	(287)	(488)
Change in fair value of warrant liability decrease (increase)	134	177	487	(918)
Other income	4	3	5	9

(Loss) income before income taxes	(721)	(389)	1,114	(1,063)

Income tax expense	-	15	25	7
Net (loss) income	$(721)	$(404)	$1,089	$(1,070)

Other comprehensive income (loss):
Fair value adjustment of interest rate swap	(15)	20	(29)	(21)
Foreign currency translation adjustment	42	61	75	(4)

Comprehensive (loss) income	$(694)	$(323)	$1,135	$(1,095)

Basic net (loss) income per share	$(0.09)	$(0.05)	$0.13	$(0.13)
Diluted net (loss) income per share	$(0.09)	$(0.05)	$0.07	$(0.13)

Weighted common shares outstanding:
Basic	8,105	8,074	8,084	7,960
Diluted	8,105	8,074	8,791	7,960

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	Sept. 30, 2015	Sept. 30, 2014
Assets

Current assets:
Cash and cash equivalents	$438	$981
Accounts receivable
Trade, net	2,904	2,557
Unbilled revenues and other	1,110	878
Inventories	1,466	1,564
Prepaid expenses	773	675
Total current assets	6,691	6,655

Property and equipment, net	15,989	15,949
Goodwill	1,009	1,009
Debt issue costs	94	122
Other assets	32	39
Total assets	$23,815	$23,774

Liabilities and shareholders’ equity

Current liabilities:
Accounts payable	$2,859	$2,672
Accrued expenses	1,710	1,842
Customer advances	3,414	2,990
Income tax accruals	40	20
Revolving line of credit	86	202
Fair value of warrant liability	188	676
Current portion of capital lease obligation	230	279
Current portion of long-term debt	786	786
Total current liabilities	9,313	9,467

Fair value of interest rate swap	50	21
Capital lease obligation, less current portion	68	298
Long-term debt, less current portion	3,666	4,452
Total liabilities	13,097	14,238

Commitments and contingencies

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value: 1,185
Series A shares at $1,000 stated value issued and outstanding
at September 30, 2015 and September 30, 2014	1,185	1,185
Common shares, no par value: authorized 19,000,000 shares; 8,105,007 issued
and outstanding at September 30, 2015 and 8,075,335 at September 30, 2014	1,988	1,980
Additional paid-in capital	21,193	21,154
Accumulated deficit	(13,701)	(14,790)
Accumulated other comprehensive income	53	7
Total shareholders’ equity	10,718	9,536
Total liabilities and shareholders’ equity	$23,815	$23,774

BIOANALYTICAL SYSTEMS, INC

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years Ended September 30,
	2015	2014

Cash flows from operating activities:
Net (loss) income	$1,089	$(1,070)
Summary of non-cash adjustments	1,499	2,919
Changes in operating assets and liabilities	(557)	(165)
Net cash provided by operating activities	2,031	1,684

Cash flows from investing activities:
Capital expenditures	(1,467)	(490)
Other	33	-
Net cash used in investing activities	(1,434)	(490)

Cash flows from financing activities:
Net cash used in financing activities	(1,213)	(1,513)

Effect of exchange rate changes on cash and cash equivalents	73	(4)

Net change in cash and cash equivalents	(543)	(323)
Cash and cash equivalents, beginning of period	981	1,304
Cash and cash equivalents, end of period	$438	$981

BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands) (Unaudited)

	Three Months Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014
GAAP Net income (loss)	$(721)	$(404)	$1,089	$(1,070)

Add back: Interest expense	64	80	287	488
Income taxes	-	15	25	7
Depreciation and amortization	340	402	1,409	1,597
Goodwill Impairment Charge	-	374	-	374
Change in fair value of warrant liability	(134)	(177)	(487)	918
Stock option expense	12	19	79	84

EBITDA (loss)	$(439)	$309	$2,402	$2,398

EBITDA - Earnings before interest, taxes, depreciation, amortization, stock option expenses, impairment charges and the change in the fair value of warrant liability.